Exhibit 14.1

                                CYPER MEDIA INC.



                                 CODE OF ETHICS

                                       FOR

                         PRINCIPAL EXECUTIVE OFFICER AND

                            SENIOR FINANCIAL OFFICERS



                   RECEIPT AND AGREEMENT OF COMPLIANCE NOTICE



OFFICER'S NAME:     Duk Jin Jang
                    ------------

I have read and understand that Code of Ethics for Principal Executive Officer and Senior Financial Officers of Cyper Media Inc. and hereby acknowledge receipt thereof. I agree to comply with the requirements of such code.


                                            /s/   Duk Jin Jang
                                            -----------------------------------
                                                  Duk Jin Jang
                                            Signature

                                            April 19, 2004
                                            -----------------------------------
                                            Date

                                 Code of Ethics

                         for Principal Executive Officer

                          and Senior Financial Officers

I.   INTRODUCTION

          A.   Purpose of Code.


          Cyper Media Inc. (the "Corporation") is committed to the highest standards of legal and ethical conduct, including providing full and accurate financial disclosure in compliance with applicable laws, rules and regulations and maintaining its books and records in accordance with applicable accounting policies, laws, rules and regulations.

          This Code of Ethics for Principal Executive Officer and Senior Financial Officers (this "Code") is designed to set forth particular standards of conduct that the Corporation requires its principal executive officer and its senior financial officers to follow. Any activity by a principal executive officer or senior financial officer of the Corporation contrary to this Code is prohibited ad is not within the scope of employment or authority of such persons.

          B.   Persons Subject to this Code.

          This Code is applicable to the following Corporation personnel:

               1.   Principal executive officer

               2.   Principal executive officer

               3.   Principal executive officer

               4.   Controller; and

               5. Other persons performing similar functions as persons in the enumerated positions (individually, a "Covered Person" and collectively, the "Covered Persons").

          C.   Distribution and Commitment

               All Covered Persons will be given a copy of this Code. Each Covered Person will be required to certify that each (i) has read and understands the guidelines contained in this Code and (ii) will comply with the terms of this Code.

II.  COMPLIANCE WITH RULES AND REGULATIONS

          The Corporation is committed to conducting its business in accordance with all applicable laws, rules and regulations and in accordance with the highest standards of business ethics. As a Covered Person, you must not only comply with applicable laws, however. You also have leadership responsibilities that include creating a culture of high ethical standards and commitment to compliance; maintaining a work environment that encourages employees to raise concerns; and promptly addressing employee compliance concerns.

III.  CONFLICTS OF INTEREST

      A.  General Statement.

          All Covered Persons are expected to use good ethical judgment, and to avoid situation that create an actual or potential conflict between the Covered Person's personal interests and the interest of the Corporation. A conflict of interest also exists where the Covered Person's loyalties or actions are divided between the Corporation's interests and those of another, such as a competitor, supplier or customer. Both the fact and the appearance of a conflict should be avoided.

          Before making any investment, accepting any position or benefits or participating in any transaction or business arrangement that creates or appears to create a conflict of interest, Covered Persons must obtain the written approval of the Audit Committee of the Board of Directors.

          While it is not feasible to describe all possible conflicts of interest that could develop, the following are some of the more common examples.

     B.   Examples of Conflicts.

               1. Financial Interest in Another Business. Covered Persons should not have a direct or indirect financial interest in a customer, supplier, competitor or others with whom the Corporation does business. The ownership of less than one percent (1%) of the publicly traded stock of a corporation will not be considered a conflict.

               2. Other Employment and Outside Activities. Covered Persons should not work for, become directly or indirectly involved with, or receive compensation of any sort from a customer, supplier or competitor of the Corporation or others with whom the Corporation does business. Covered Persons should not engage in any activity which may be competitive with or contrary to the interests of the Corporation.

               3. Corporate Opportunities. Business opportunities of which Covered Persons learn as a result of employment with the Corporation belong to the Corporation, if within the scope of the Corporation's existing or contemplated business, and should not be taken advantage of for personal gain.

IV.  DISCLOSURE IN REPORTS

     The Corporation is committed to providing full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission and in other public communications made by the Corporation.

V.  COMPLIANCE WITH THIS CODE

     If Covered Persons have questions about this Code, advice should be sought from the Audit Committee of the Board of Directors. If a Covered Person knows of or suspects a conflict of interest or a violation of applicable laws or regulations or this Code, the Covered Person must immediately report that information to the Chief Executive Officer or, if the suspected violation concerns the Chief Executive Officer, to the Chairman of the Board.

VI.  ACCOUNTABILITY; WAIVER OF THIS CODE

     The Board shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code, and may include written notices to the individual involved that the Board had determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay benefits and termination of the individual's employment.


     The Corporation will waive application of the policies set forth in this Code only when circumstances warrant granting a waiver, and then only in conjunction with any appropriate monitoring of the particular situation. Changes in and waivers of this Code may be made by the Board of Directors or the Audit Committee of the Board and will be disclosed as required under applicable law and regulations.

                                            /s/   Duk Jin Jang
                                            -----------------------------------
                                                  Duk Jin Jang
                                            Signature

                                            April 19, 2004
                                            -----------------------------------
                                            Date